Exhibit 10.2

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 14th day of February, 2014 (the “Effective Date”) between Multi Packaging Solutions, Inc., a Delaware corporation (the “Company”), Chesapeake Finance 2 Limited, a company incorporated in England and Wales (“Parent”), and Marc Shore (“Executive”).

WHEREAS, Executive previously entered into an employment agreement with the Company and Mustang Parent Corp. (“Mustang”) dated as of August 14, 2013 (the “Prior Agreement”), which amended and restated a prior agreement with the Company and John Henry Holdings, Inc. dated as of February 14, 2005 and amended as of December 10, 2009;

WHEREAS, on November 19, 2013, Mustang and Chesapeake Holdings Limited, a company incorporated in England and Wales (formerly known as Chase Topco Limited) (“Chase Topco”) entered into a Combination Agreement (as may be amended from time to time, the “Combination Agreement”), pursuant to which, following the consummation the transactions contemplated therein, Parent will indirectly own all of the issued and outstanding shares of Mustang and the Company (the “Combination Transaction”);

WHEREAS, Executive desires to continue his employment with the Company as its Chief Executive Officer following the Combination Transaction, to become the Chief Executive Officer of Parent following the Combination Transaction, and the Company and Parent desire to so continue his employment and to appoint him to such office; and

WHEREAS, the parties desire to enter into this Agreement to set forth the amended and restated terms of Executive’s continued employment with the Company, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Prior Agreement Terminated; Continued Employment.

(a) This Agreement shall govern the terms and conditions of Executive’s employment with the Company on and after the Effective Date. As of the Effective Date, the Prior Agreement shall terminate and be of no force and effect, provided that the Prior Agreement shall continue to govern the parties’ rights and obligations through the Effective Date.

(b) The Company shall continue to employ Executive, and Executive hereby accepts such continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning as of the Effective Date and terminating as provided in Section 6 (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Chief Executive Officer of Parent and the Company, and shall have the customary duties, responsibilities, functions and authority of those offices. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to Parent and its Subsidiaries which are customary for such position or are assigned to Executive by the board of directors of Parent (the “Parent Board”) from time to time consistent with Executive’s position.

(b) During the Employment Period, Executive shall report to the Parent Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and periods of illness or other incapacity, subject to the Company’s policies in effect from time to time) to the business and affairs of Parent and its Subsidiaries. Executive shall perform his duties, responsibilities and functions to Parent and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy and professional manner and shall comply with the Company’s lawful policies and procedures in all material respects. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Parent Board. Notwithstanding anything in this Agreement to the contrary, Executive shall have the right to devote reasonable time to: (i) engage in charitable and community activities and (ii) manage his personal investments and affairs; provided that such activities do not, interfere with or conflict with the performance of his duties hereunder.

(c) For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent or the Company, as applicable, directly or through one or more Subsidiaries.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary (the “Base Salary”) shall be $1,066,410.00, payable by the Company in regular installments in accordance with the Company’s general payroll practices. On an annual basis, the Base Salary shall be subject to review for increase by the Parent Board (or a compensation committee thereof). The Base Salary may not be decreased during the Employment Period. The Base Salary shall be prorated for any partial year of Executive’s employment hereunder.

(b) In addition to the Base Salary, for each fiscal year completed during the Employment Period, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). Executive’s target Annual Bonus shall be equal to $200,000.00, with the actual amount of the Annual Bonus, if any, to be determined by the Parent Board (or a committee thereof) based on the achievement of performance objectives established by the Parent Board (or a committee thereof). The maximum amount of the Annual Bonus that Executive shall be eligible to earn hereunder is $500,000.00; it being understood that Executive shall be eligible to earn an Annual Bonus in excess of the target Annual Bonus for a fiscal year only if Parent’s EBITDA for such fiscal year (as determined below) is greater than the target amount of EBITDA established for such year. The Annual Bonus (if any) payable to Executive with respect to any fiscal year of Parent during the Employment Period shall be paid within thirty (30) days following the completion of the audit of Parent’s books and records by Parent’s auditors in respect of such fiscal year; provided, that, in all events, such payment shall be made on or before the later of (A) two and one-half (2 1⁄2) months after the end of the calendar year in which the bonus is earned and (B) two and one-half (2 1⁄2) months after the end of Parent’s fiscal year in respect of which such bonus is being paid. Any Annual Bonus with respect to the year in which Executive’s employment is terminated shall be paid only if and to the extent provided in Section 6 hereof. For purposes of this Section 3(b), EBITDA shall be determined in good faith by the Parent Board following each fiscal year based on the audited financial statements of Parent and its Subsidiaries for such fiscal year, (or to the extent that such audited financials are not available as of the payment deadlines provided for under this Section 3(b), based on the best information then available) taking into account any extraordinary or non-recurring gains or losses.

(c) During the Employment Period, the Company shall provide Executive with an automobile allowance of up to $2,000.00 per month, which allowance shall be subject to such policies as may be adopted by the Company from time to time.

(d) In addition, during the Employment Period, Executive shall be entitled to participate in such health, disability and other similar employee benefit plans and 401(k) plans of the Company and its Subsidiaries for which executive management employees of the Company and its Subsidiaries are generally eligible, and Executive shall be entitled to four (4) weeks of paid vacation each calendar year in accordance with the Company’s policies, which if not taken during any year may not be carried forward to any subsequent calendar year; provided, that the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees.

(e) Except as provided below, the Company shall pay the annual premiums on a life insurance policy on Executive’s life with a death benefit of $5 million and level premiums for a period of thirty years. Executive or his designee shall be the owner of such policy and Executive (or such other owner of the policy) shall have the right to designate the beneficiary of such policy. Notwithstanding the foregoing, the obligations of the Company to pay insurance premiums pursuant to this paragraph shall not exceed $40,000.00 per annum. If a life insurance policy as described in the first sentence of this Section 3(e) cannot be purchased for annual premiums of $40,000.00 or less, the Company shall pay annual premiums not to exceed $40,000.00 per annum on a life insurance policy with such lesser terms regarding death benefit and/or years of level premium as Executive may select, with the consent of the Company, which consent shall not unreasonably be withheld. The Company’s obligation under this Section 3(e) to pay any such insurance premiums shall terminate on the earliest of the first to occur: (i) the termination of the Employment Period; or (ii) the date of a “Change of Control” (as defined in the Equityholders Agreement by and among Mustang Investment Holdings L.P. and certain of its equityholders, dated as of the date hereof (as it may be amended from time to time, the “Equityholders Agreement”).

(f) Executive shall be entitled to continue to participate in the Multi Packaging Solutions, Inc. Marc Shore 2013 Nonqualified Deferred Compensation Plan, as

amended (the “Plan”) in accordance with the terms and conditions thereof (a copy of which is attached hereto as Exhibit B). Executive acknowledges that, as of August 15, 2013, he has been paid all amounts to which he was entitled under the Marc Shore Nonqualified Deferred Compensation Plan of Packaging Holdings, Inc. (dated as of April 1, 2005) (the “2005 Plan”), that the 2005 Plan has terminated in accordance with its terms, and that the Company has no further obligations thereunder. Executive further acknowledges and agrees that the Combination Transaction does not constitute a “Change in Control” as that term is defined in the Plan.

(g) During the Employment Period, the Company shall reimburse Executive for all reasonable ordinary and necessary out of pocket business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. In addition, the Company shall pay Executive’s reasonable attorneys’ fees incurred in connection with the negotiation and drafting of this Agreement and related documents entered into by Executive in connection with the Combination Transaction, subject to presentation of documentation of such fees to the Company.

(h) All amounts payable to Executive as compensation hereunder (including any Annual Bonus payments) shall be subject to all required and customary withholding by the Company.

4. Place of Employment. Executive’s principal place of employment shall be at the offices of the Company located in New York, New York. Notwithstanding the foregoing, Executive acknowledges that he shall be required to travel to the facilities of the Company, Parent and their respective Subsidiaries and to various current and potential customers in connection with his duties hereunder.

5. Board Membership. As of the date of this Agreement, and throughout the Employment Period, Parent shall nominate, and use reasonable efforts to cause the election of Executive, to serve as a member of the Parent Board.

6. Term.

(a) The Employment Period shall commence as of the Effective Date and shall terminate on August 15, 2018; provided that (i) the Employment Period shall terminate prior to such date immediately upon Executive’s resignation (with or without Good Reason (as defined below)), or death or upon termination by the Company due to Disability (as defined below) and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive. Executive acknowledges the payments and other benefits provided by the Company to Executive hereunder during the Employment Period and the Severance Period (as defined below), if applicable, and in consideration for such payments and benefits Executive agrees, among other things, to provide the Company with at least sixty (60) days prior written notice of Executive’s resignation for other than Good Reason.

(b) If the Employment Period is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled: (i) to continue to receive his Base Salary through the date of such termination; (ii) to receive the Annual Bonus to the extent earned under Section 3(b) but not already paid for the year preceding that in which the date of termination occurs; (iii) to continue to receive his Base Salary as special severance payments from the date of termination through the first anniversary of the date of termination (the “Severance Period”); and (iv) to receive a prorated Annual Bonus to the extent earned under Section 3(b) for the year in which the date of termination occurs (the extent to which performance objectives have been achieved to be determined by the Parent Board in its reasonable discretion in a manner consistent with its determinations regarding annual bonuses earned by other senior-level Company employees for the year in which such termination occurs, but disregarding any subjective performance goals in making its determination); provided that Executive shall be entitled to receive such payments if and only if Executive has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit C attached hereto and the revocation period provided for in such General Release has expired without Executive having revoked such acceptance and only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of Sections 7 or 8 (provided, that Executive’s breach of such Sections or termination of payments under this Section 6(b) shall not relieve Executive of his obligations hereunder and thereunder). In addition, if Executive elects COBRA continuation of health insurance coverage, the Company shall pay the premiums for such coverage on a monthly basis for a period of twelve (12) months following such termination. The amounts payable pursuant to this Section 6(b) shall be payable in regular installments in accordance with the Company’s general payroll practices (in effect from time to time), provided that any payment pursuant to clause (ii) or (iv) of this Section 6(b) shall be paid on the date that such Annual Bonus would otherwise have been payable pursuant to Section 3(b), including the payment deadlines provided for therein. Executive shall not be entitled to any other salary, compensation (including, without limitation, any bonus) or benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law; provided, that the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees. It is further acknowledged and agreed by the parties that the actual damages to Executive in the event of termination under this Section 6(b) would be difficult if not impossible to ascertain, and, therefore, the salary and benefit continuation provisions set forth hereinabove shall be Executive’s sole and exclusive remedy in the case of termination under this Section 6(b) and shall, as liquidated damages or severance pay or both, be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which Executive may have in the case of such termination.

(c) If the Employment Period is terminated by the Company for Cause or by Executive other than for Good Reason, Executive shall only be entitled to continue to receive his Base Salary through the date of such termination. Executive shall not be entitled to any other compensation (including, without limitation, any bonus) or benefits from the Company or its Subsidiaries thereafter, except as otherwise expressly required by applicable law.

(d) If the Employment Period is terminated by the Company as a result of the Disability (as defined herein) of Executive, Executive shall be entitled: (i) to continue to receive his Base Salary through the date of such termination; (ii) to receive the Annual Bonus to the extent earned under Section 3(b) but not already paid for the year preceding that in which the date of termination occurs; (iii) to continue to receive his Base Salary as special severance payments during the Severance Period; and (iv) to receive a prorated Annual Bonus to the extent earned under Section 3(b) for the year in which the date of termination occurs (the extent to which performance objectives have been achieved to be determined by the Parent Board in its reasonable discretion in a manner consistent with its determinations regarding annual bonuses earned by other senior-level Company employees for the year in which such termination occurs, but disregarding any subjective performance goals in making its determination); provided that Executive shall be entitled to receive such payments if and only if Executive (or the executor or administrator of his estate) has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit C attached hereto and the revocation period provided for in such General Release has expired without Executive having revoked such acceptance and only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of Sections 7 or 8 (provided, that Executive’s breach of such Sections or termination of payments under this Section 6(d) shall not relieve Executive of his obligations hereunder and thereunder). The amounts payable under this Section 6(d) shall be payable in regular installments in accordance with the Company’s general payroll practices (in effect from time to time), provided that any payment pursuant to clause (ii) or (iv) of this Section 6(d) shall be paid on the date that such Annual Bonus would otherwise have been payable pursuant to Section 3(b), including the payment deadlines provided for therein. Executive shall not be entitled to any other salary, compensation (including, without limitation, any bonus) or benefits after termination of the Employment Period, except, for such benefits as are specifically provided for in the Company’s employee benefit plans or are otherwise expressly required by applicable law; provided, that the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees. The amounts otherwise payable to Executive under section (iii) hereof shall be reduced by the amount of any disability benefits Executive is eligible to receive from any source during the Severance Period, except from disability insurance, if any, not sponsored by the Company which Executive purchases separately.

(e) If the Employment Period is terminated as a result of the death of Executive, Executive shall be entitled: (i) to continue to receive his Base Salary through the date of such termination; (ii) to receive the Annual Bonus to the extent earned under Section 3(b) but not already paid for the year preceding that in which the date of termination occurs; and (iii) to receive a prorated Annual Bonus to the extent earned under Section 3(b) for the year in which the date of termination occurs (the extent to which performance objectives have been achieved to be determined by the Parent Board in its reasonable discretion in a manner consistent with its determinations regarding annual bonuses earned by other senior-level Company employees for the year in which such termination occurs, but disregarding any subjective performance goals in making its determination); provided that Executive shall be entitled to receive such payments if and only if the executor or administrator of Executive’s estate has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit C attached hereto and the revocation period provided for in such General Release has expired without such executor or administrator having revoked such acceptance or revoked or breached the provisions of the General Release or breached the provisions of Sections 7 or 8 (provided, that Executive’s breach of such Sections or termination of payments under this Section 6(e) shall not relieve Executive of his obligations hereunder and thereunder). The amounts payable under this Section 6(e) shall be payable in regular installments in accordance with the Company’s general payroll practices (in effect from time to time), provided that any payment pursuant to clause (ii) or (iii) of this Section 6(e) shall be paid on the date that such Annual Bonus would otherwise have been payable pursuant to Section 3(b), including the payment deadlines provided for therein. Executive shall not be entitled to any other salary, compensation (including, without limitation, any bonus) or benefits after termination of the Employment Period.

(f) If the Employment Period terminates pursuant to Section 6(a) on August 15, 2018, Executive shall be entitled: (i) to continue to receive his Base Salary until the date of such termination; (ii) to receive the Annual Bonus to the extent earned under Section 3(b) but not already paid for the year preceding that in which the date of termination occurs; (iii) to continue to receive his Base Salary as special severance payments during the Severance Period; and (iv) to receive a prorated Annual Bonus to the extent earned under Section 3(b) for the year in which the date of termination occurs (the extent to which performance objectives have been achieved to be determined by the Parent Board in its reasonable discretion in a manner consistent with its determinations regarding annual bonuses earned by other senior-level Company employees for the year in which such termination occurs, but disregarding any subjective performance goals in making its determination); provided that Executive shall be entitled to receive such payments if and only if Executive (or his legal representative) has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit C attached hereto and the revocation period provided for in such General Release has expired without Executive having revoked such acceptance and only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of Sections 7 or 8 (provided, that Executive’s breach of such Sections or termination of payments under this Section 6(f) shall not relieve Executive of his obligations hereunder and thereunder). The amounts payable under this Section 6(f) shall be payable in regular installments in accordance with the Company’s general payroll practices (in effect from time to time), provided that any payment pursuant to clause (ii) or (iv) of this Section 6(f) shall be paid on the date that such Annual Bonus would otherwise have been payable pursuant to Section 3(b), including the payment deadlines provided for therein. Executive shall not be entitled to any other salary, compensation (including, without limitation, any bonus) or benefits after termination of the Employment Period.

(g) Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law (such as COBRA). Executive shall not be required to mitigate the amount of any severance provided for under this Agreement by seeking other employment or otherwise and no such payment shall be reduced by the amount of any compensation provided to Executive in any subsequent employment. The Company may offset any amounts Executive owes Parent or any of its Subsidiaries as of the time of the termination of the Employment Period or during the Severance Period against any amounts Parent or any such Subsidiary, as the case may be, owes Executive as of the termination of the Employment Period or during the Severance Period, including the payments payable to Executive under this Section 6. Subject to the preceding sentence, the provisions of this Section 6 shall not affect Executive’s rights under the Manager Rollover Subscription Agreement, the Rollover Subscription Agreement (Restricted Units), the Equityholders Agreement or the

Mustang Investment Holdings L.P. Amended and Restated Limited Partnership Agreement, each to be entered into by Mustang Investment Holdings L.P. and Executive contemporaneously with or as soon as practicable following the execution and delivery of this Agreement. In addition, the provisions of this Section 6 shall not affect in any manner Executive’s rights under the Multi Packaging Solutions, Inc. Marc Shore 2013 Nonqualified Deferred Compensation Plan referenced in Section 3(f) above, and all such rights shall be determined in accordance with the terms and conditions thereof of such plan.

(h) For purposes of this Agreement, “Cause” shall mean the termination of the employment of Executive by the Company due to (i) the conviction of Executive of any (A) felony or (B) misdemeanor involving dishonesty, disloyalty or moral turpitude, (ii) the commission by Executive of any willful act or omission involving fraud or material dishonesty with respect to Parent or any of its Subsidiaries or any customer or supplier thereof, (iii) the use by Executive of illegal drugs or repetitive abuse of other drugs or repetitive excess consumption of alcohol interfering with the performance of Executive’s duties, (iv) gross negligence or willful misconduct by Executive in connection with the performance of Executive’s duties hereunder which, if curable, remains uncured after a period of thirty (30) days following Executive’s receipt of notice from the Company or Parent that it deems such conduct Cause for termination of his employment hereunder, (v) Executive’s continued failure, whether willful, intentional or negligent, to perform substantially his duties hereunder (other than as a result of a Disability), which failure remains uncured after a period of thirty (30) days following Executive’s receipt of notice from the Company or Parent that it deems such conduct Cause for termination of his employment hereunder (vi) any (A) material misrepresentation by Executive in respect of Executive’s representations and warranties under this Agreement or (B) material breach by Executive of any covenant, obligation or provision contained in this Agreement, which material breach, if curable, remains uncured for a period of thirty (30) days following such date as Executive receives notice of such material breach from the Company or Parent, or (vii) a failure or refusal to follow a lawful directive of the Parent Board after the Parent Board gives Executive notice and a reasonable opportunity to cure his performance.

(i) For purposes of this Agreement, “Disability” shall mean Executive’s having been unable to perform the essential duties, responsibilities and functions of his position with Parent and its Subsidiaries for a period of at least six (6) months in any twelve (12) month calendar period as a result of any mental or physical disability, even with reasonable accommodations of such disability provided by Parent and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Parent Board (excluding Executive) in its reasonable judgment. Executive shall cooperate in all respects with the Company if he disputes the determination whether he has experienced a Disability for purposes of this Agreement (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected and paid for by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

(j) For purposes of this Agreement, “Good Reason” shall mean Executive’s resignation from employment with Parent and its Subsidiaries as a result of any one or more of the following actions, without Executive’s consent: (i) the Company fails to pay compensation or provide benefits to Executive, which payments or benefits are provided for under this

Agreement, and which failure to pay such compensation or provide such benefits constitutes a breach of this Agreement, (ii) Parent or the Company changes Executive’s title to a lesser title or reduces his responsibilities to a level materially inconsistent with the titles he holds, (iii) Parent fails to cause Executive to be elected to the Parent Board, (iv) Parent changes Executive’s principal place of work to a location other than in New York City, Westchester County, New York or Fairfield County, Connecticut, or (v) the sale of all or substantially all of the equity securities and/or assets of the Company or Parent to International Paper Company; provided that written notice of the resignation for Good Reason must be delivered to the Company within forty five (45) days after the occurrence of any such event in order for a resignation for Good Reason to be effective and, with respect to clauses (i), (ii), (iii) and (iv) above, the Company shall, upon receipt of such written notice have forty five (45) days to cure the Good Reason and, to the extent not cured, Executive must terminate his employment within thirty (30) days thereafter (or within thirty (30) days after delivery of written notice in the case of a resignation for Good Reason under clause (v)).

7. Confidential Information.

(a) Obligation to Maintain Confidentiality. Executive acknowledges that the continued success of Parent and its Subsidiaries depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information”. Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to Parent’s or any of its Subsidiaries’ prior, current or demonstrably planned business and (ii) is not generally or publicly known within the industry of the development, manufacture, production, selling, marketing and/or management of specialty printing (the “Target Industry”). Confidential Information includes, without specific limitation, the information, observations and data obtained by Executive during the course of his performance under this Agreement concerning the business and affairs of Parent or any of its Subsidiaries, information concerning acquisition opportunities in or reasonably related to Parent’s and its Subsidiaries’ business or industry of which Executive is aware or becomes aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that he shall not disclose or use for his own account any of such Confidential Information, except as reasonably necessary for the performance of his duties under this Agreement, without the Parent Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to the Company at the termination of the Employment Period, or at any other time the Company or Parent may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Parent or any of its Subsidiaries (including, without limitation, all Confidential

Information) that he may then possess or have under his control, other than such documents as are generally or publicly known; provided, that such documents are not known as a result of Executive’s breach or actions in violation of this Agreement. Nothing set forth in this Section 7 shall be deemed to extend the Noncompete Period or the Non-Solicitation Period or expand the definition of Competition provided in Section 8(b).

(b) Ownership of Intellectual Property. Executive agrees to make prompt and full disclosure to Parent and its Subsidiaries, as the case may be, of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to Parent’s or any of its Subsidiaries’ actual or demonstrably planned business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company and its Subsidiaries (collectively, “Work Product”). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company. To the extent that any Work Product is not deemed to be a “work made for hire”, Executive hereby assigns and agrees to assign to the Company all right, title and interest, including without limitation, the intellectual property rights that Executive may have in and to such Work Product. Executive shall promptly perform all actions reasonably requested by the Parent Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments). Executive understands, however, that there is no obligation being imposed on him to assign to the Company or its Subsidiaries any invention falling within the definition of Work Product for which no equipment, supplies, facility, or trade secret information of Parent or its Subsidiaries was used and that was developed entirely on his own time, unless: (i) such Work Product relates (A) to Parent’s or its Subsidiaries’ businesses or (B) to their actual or demonstrably anticipated research or development, or (ii) the Work Product results from any work performed by him for them under this Agreement. Executive has identified and listed as an Exhibit A to this Agreement all Work Product that is or was owned by him or was written, discovered, made, conceived or first reduced to practice by him alone or jointly with another person prior to his employment under this Agreement. If no such Work Product is listed, Executive represents to the Company that he does not claim any rights to any such Work Product.

(c) Third Party Information. Executive understands that Parent and its Subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent’s and its Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 7(a), Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries who need to know such information in connection with their work for the Company or its Subsidiaries) or use, except in either case in connection with his work for the Company and its Subsidiaries, Third Party Information unless expressly authorized in writing by the Parent Board.

(d) Use of Information of Prior Employers. During the Employment Period, Executive shall not knowingly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company or its Subsidiaries any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (A) common knowledge in the industry or (B) is otherwise legally in the public domain, (ii) otherwise provided or developed by Parent or its Subsidiaries or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

(e) Permitted Disclosures. No provision of this Agreement shall act to prohibit or restrict Executive or the Company from (i) responding to any inquiry by the Securities and Exchange Commission, FINRA, any other self-regulatory organization or governmental entity, (ii) responding to a subpoena or as otherwise required by law; or (iii) seeking to enforce its or his rights under this Agreement or any other agreement by, between, or among Executive or the Company, provided that the parties first enter into a reasonable protective order that protects the confidentiality of such information during the course of the proceedings. In the event Executive is requested or required by law or judicial or other governmental order to disclose any Confidential Information and/or Third Party Information, Executive shall provide the Company with prompt written notice of such request or requirement so that the Company may seek an appropriate protective order. If, failing the entry of a protective order, Executive, in the opinion of counsel to Executive, is compelled to disclose Confidential Information and/or Third Party Information, Executive shall disclose only that portion of the Confidential Information and/or Third Party Information that counsel to Executive advises is compelled to be disclosed by Executive, and Executive shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Confidential Information and/or Third Party Information that is being disclosed. In addition, Executive agrees that Executive will not oppose, and will cooperate with, action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to any Confidential Information and/or Third Party Information which is provided to Executive by or on behalf of the Company.

8. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company he shall become familiar with Parent’s and its Subsidiaries’ trade secrets and with other Confidential Information concerning Parent or its Subsidiaries and that his services shall be of special, unique and extraordinary value to Parent and its Subsidiaries, and, therefore, Executive agrees that, during the Employment Period and for one year thereafter (the “Noncompete Period”), he shall not engage in Competition.

(b) For purposes of this Agreement, to engage in “Competition” shall mean to directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, operate, serve as an officer, director, partner, member, employee, agent, consultant, advisor or developer or in any similar capacity to, or in any manner engage in any business in which Parent or its Subsidiaries engage, or, to Executive’s knowledge, propose to engage, as of the date of termination of the Employment Period, anywhere in the world where Parent’s or any of its Subsidiaries’ products are currently directly or indirectly marketed or sold by Parent or any of its Subsidiaries (provided that Executive shall not be prohibited from (A) owning up to three percent (3%) of the outstanding stock of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation or (B) engaging in a business outside of the Target Industry that would otherwise be prohibited by this provision if such non-Target Industry business does not compete with any business of Parent or any of its Subsidiaries which alone or in aggregate represents five percent (5%) or more of Parent’s and its Subsidiaries’ total gross revenue or profits on an annualized basis as of the time of the termination of Executive’s employment (or within six (6) months thereafter).

(c) In further consideration of the compensation to be paid to Executive hereunder, Executive agrees that, during the Employment Period and for two years thereafter (the “Non-Solicitation Period”), he shall not (i) induce or attempt to induce any employee of Parent or any of its Subsidiaries to leave the employ of Parent or any of its Subsidiaries, (ii) hire directly or through another entity any person who was an employee of Parent or any of its Subsidiaries on the date of termination of the Employment Period (or at any time within six (6) months prior thereto), within six (6) months following the date of termination of such person’s employment with Parent or such Subsidiaries, as the case may be, or (iii) subject to the restrictions of any applicable law, induce or attempt to induce any supplier, licensee or other business relation of Parent or any of its Subsidiaries to cease doing business with, or reduce the amount of business it does with, Parent or such Subsidiary, as the case may be.

(d) During the Employment Period and at all times thereafter, Executive shall not make or solicit or encourage others to make or solicit any derogatory or negative statement or communication about Parent or any of its Subsidiaries, or any of their businesses, products, services or activities. After the termination of the Employment Period, none of Parent’s or any of its Subsidiaries’ officers or directors shall, and such officers and directors shall not authorize any agent of Parent or any of its Subsidiaries to, make, solicit or authorize, or encourage others to make or solicit, any derogatory or negative statement or communication about Executive. Notwithstanding anything herein to the contrary, nothing in this Section 8(d) shall prevent any party to this Agreement from enforcing its or his rights hereunder or limit such rights in any way.

(e) Executive hereby acknowledges and agrees that the enforcement of the provisions of this Section 8 do not interfere with his ability to pursue a proper livelihood. Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of Parent and its Subsidiaries. Executive agrees that, due to the proprietary nature of Parent’s and its Subsidiaries’ businesses, the restrictions set forth in this Agreement are reasonable as to time and scope. Executive hereby acknowledges that he has been advised to consult with an attorney before executing this Agreement and that he has done so or, after careful reading and consideration, he has chosen not to do so of his own volition.

9. Enforcement. If, at the time of enforcement of Section 7 or 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area, and the covenants should be interpreted and enforced to the maximum extent which such court deems reasonable. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement, and any breach of the terms of Section 7 or 8 would result in irreparable injury and damage to Parent and its Subsidiaries for which Parent and such Subsidiaries would have no adequate remedy at law. Therefore, in the event a breach or threatened breach of this Agreement, Parent or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without having to prove damages, in addition to any other remedies to which Parent may be entitled at law or in equity. The terms of this Section 9 shall not prevent Parent from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from Executive.

10. Section 409A.

(a) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and any regulations or other guidance issued thereunder (“Section 409A”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 10(a) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b) To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by Executive of a release of claims, Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of Executive’s termination of employment. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply, notwithstanding anything to the contrary in this Agreement:

(i) To the extent that any such cash payment or continuing benefit to be provided is not “nonqualified deferred compensation” for purposes of Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and all payments made thereafter shall continue as provided herein.

(ii) To the extent that any such cash payment or continuing benefit to be provided is “nonqualified deferred compensation” for purposes of Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and all payments made thereafter shall continue as provided herein.

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(f) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of Executive’s termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made upon such schedule as in effect upon the date of termination, but no less frequently than monthly.

11. Insurance and Indemnity.

(a) In General. If Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any proceeding (whether civil, criminal, investigative, or otherwise) by reason of the fact that he is or was a director, officer, or employee of Parent or any of its Subsidiaries or is or was serving at the request of Parent or any of its Subsidiaries or in connection with his service hereunder, as a director, officer, member, or employee, then Executive shall promptly be indemnified and held harmless, to the fullest extent permitted or authorized by (i) the Articles of Association of Parent, (ii) the Certificate of Incorporation or Bylaws of the Company, or (iii) applicable law, against any and all reasonable costs, expenses, liabilities and losses (including reasonable attorneys’ and other reasonable professional fees and charges reasonably incurred, judgments, interest, penalties, fines, ERISA excise taxes or penalties and amounts reasonably paid, or reasonably agreed to be paid, in settlement (it being understood and agreed that any amount paid pursuant to a settlement to which Parent has reasonably objected, for reasons set forth in a writing delivered to Executive within fifteen (15) days after Executive gives notice to Parent describing such settlement, shall (to the extent of Parent’s reasonable written objection) be deemed unreasonable)) incurred or suffered by Executive in connection therewith or in connection with seeking to enforce his rights under this Section 11(a), and such indemnification shall continue as to Executive even if he has ceased to be a director, officer, or employee of Parent and shall inure to the benefit of his heirs, executors and administrators. Executive shall be entitled to prompt advancement of any and all reasonable costs and expenses (including attorneys’ and other professional fees and charges) incurred by him in connection with any such proceeding or claim, any such advancement to be made within fifteen (15) days after Executive gives written notice, supported by reasonable documentation detailing the monies sought, requesting such advancement. Such notice shall include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced to the extent he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that Executive would otherwise have (including by agreement or under applicable law).

(b) Insurance. Parent and the Company agree that Executive shall be entitled to receive the benefit of the same directors’ and officers’ insurance as is received by the other officers and directors of Parent and the Company with respect to acts undertaken by him in connection with his employment by the Company and service with Parent.

12. Certain Agreements.

(a) Customers, Suppliers. Executive does not have, and at any time during the Employment Period shall not have, any employment with or knowingly acquire or retain any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any customer of or supplier to Parent or any of its Subsidiaries. Nothing in this Section 12(a) shall prohibit Executive from acquiring or holding not more than three percent (3%) of the outstanding common stock of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) Certain Activities. During the Employment Period, Executive shall not (i) give or agree to give, any gift or similar benefit of more than nominal value or as generally permitted by industry practice and applicable law to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder Parent or the Company in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of Parent or the Company, provided that Executive’s charitable activities permitted under Section 2(b) above in which a customer, supplier or governmental employee or official participates shall not, simply by reason of such participation, be restricted by virtue of this Section 12(b), (ii) use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, (iii) make any unlawful expenditures relating to political activity to government officials or others, (iv) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, or (v) accept or receive any unlawful contributions, payments, gifts, or expenditures.

(c) Executive’s Representations. Executive hereby represents and warrants to Parent and the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement or noncompete agreement with any other person or entity, and Executive is not a party to or bound by any other similar arrangement which restricts, impairs or otherwise limits in any way the ability of Executive to engage in employment-related activities of any kind or nature, (iii) to Executive’s knowledge, there are no (A) actions, suits, proceedings, arbitrations, investigations or audits pending or threatened against, relating to or affecting Executive or (B) judgments, decrees, injunctions or similar orders of any governmental authority, which, in any such case, could be reasonably expected to affect Executive’s ability to perform his obligations under this Agreement and to provide the services contemplated hereunder, (iv) upon the execution and delivery of this Agreement by Parent and the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, (v) Executive has not, at any time, been convicted in any criminal proceeding and Executive is not, to Executive’s knowledge, currently the named subject of a pending criminal proceeding, (vi) Executive has not, at any time, been found by a court in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law where such judgment has not subsequently been reversed, suspended or vacated, and (vii) during the past five years, no petition under the Bankruptcy Code Title 11 U.S.C. or any state insolvency law has been filed by or against, nor has any receiver or similar officer been appointed for the business or property of Executive. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement or, after careful reading and consideration, he has chosen not to do so of his own volition and that he fully understands the terms and conditions contained herein.

13. Survival. Sections 6 through 26, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

14. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, sent by telecopier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Marc Shore

102 Clapboard Ridge Road

Greenwich, CT 06830

Fax: (203) 661-3418

With a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention: Robert N. Holtzman, Esq.

Fax: (212) 715-8000

Notices to the Company or Parent:

c/o Madison Dearborn Partners

Three First National Plaza, Suit 4600

70 West Madison Street

Chicago, IL 60602

Attention:	Thomas S. Souleles
Mark B. Tresnowski
Fax:	(312) 895-1001
Email:	tsouleles@mdcp.com
mtresnowski@mdcp.com

With a copy to:

Ropes & Gray LLP

191 N. Wacker Drive, 32nd Floor

Chicago, IL 60606

Attention:	Matthew J. Richards
Fax:	(312) 845-5500
E-mail:	matthew.richards@ropesgray.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when personally delivered, one business day following delivery to the overnight courier service, if given by telecopy, when such telecopy is transmitted to the applicable fax number specified above and the appropriate telecopy confirmation is received, or if so mailed, on receipt.

15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Complete Agreement. This Agreement and the Multi Packaging Solutions, Inc. Marc Shore 2013 Nonqualified Deferred Compensation Plan embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, but not limited to, the Prior Agreement, except as expressly provided in Section 1(a) above.

17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

18. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

19. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and Parent, and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

20. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

21. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company, Parent and Executive, and, except as otherwise expressly provided herein, no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

22. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information to the insurer and execute and deliver to the insurer any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

23. Right of Company to Deduct or Withhold Taxes on Behalf of Executive. The Company and its Subsidiaries shall be entitled to deduct or withhold (to the extent required by law) from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation.

24. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

25. Corporate Opportunity. During the Employment Period, Executive shall submit to the Parent Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of Parent or any of its Subsidiaries at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Parent Board, Executive shall not, during the Employment Period or the Noncompete Period, accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

26. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with Parent and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party as reasonably requested by the Company or Parent (including, without limitation, Executive being available to the Company or Parent upon reasonable notice for interviews and factual investigations, appearing at the Company’s or Parent’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company or Parent all pertinent information and turning over to the Company or Parent all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). If the Company or Parent requires Executive’s cooperation in accordance with this Section 26, the Company shall reimburse Executive solely for reasonable travel expenses (including reasonable expenses for lodging and meals) and reasonable and necessary attorney’s fees incurred in connection with such cooperation upon submission of receipts.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this amendment to the Agreement as of the date first written above.

MULTI PACKAGING SOLUTIONS, INC.

By:	/s/ William Hogan
	Name:	William Hogan
	Title:	Chief Financial Officer, Vice President, Secretary and Treasurer

CHESAPEAKE FINANCE 2 LIMITED

By:	/s/ Zeina Bain
	Name:	Zeina Bain
	Title:	Director

/s/ Marc Shore
MARC SHORE

Signature Page to Employment Agreement

EXHIBIT A

WORK PRODUCT

None.

EXHIBIT B

MULTI PACKAGING SOLUTIONS, INC.

MARC SHORE 2013 NON-QUALIFIED

DEFERRED COMPENSATION PLAN

This Multi Packaging Solutions, Inc. Marc Shore Non-Qualified Deferred Compensation Plan shall constitute an unfunded, non-qualified deferred compensation plan established for the purpose of providing deferred compensation to Marc Shore, who is a member of management and a highly compensated employee of the Company and Parent. This Plan is further intended to comply with the provisions of Section 409A so as to preclude the imposition of a tax on the Participant pursuant to Section 409A.

Definitions

As used in the Plan, the following terms shall have the meanings indicated below unless it is clear from the context that another meaning is intended:

Section 1.01. “Account” means the bookkeeping entry established by the Committee on behalf of the Participant as described in Section 4.01.

Section 1.02. “Beneficiary” means the person designated by the Participant in accordance with Section 4.03 to receive payment of his Account in the event of the Participant’s death.

Section 1.03. “Cause” has the meaning assigned to such term in the Employment Agreement.

Section 1.04. “Change in Control” means an event that qualifies as a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, all as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)-(vii) or any successor guidance.

Section 1.05. “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.06. “Committee” means the Committee designated by the Parent Board to administer the Plan as described in Article VII. If no committee is specifically named by the Parent Board to administer the Plan, the “Committee” shall mean the Compensation Committee of the Parent Board if one has been appointed, and otherwise the Parent Board.

Section 1.07. “Company” means Multi Packaging Solutions, Inc., a Delaware corporation.

Section 1.08. “Company Sale” means the consummation of a transaction, whether in a single transaction or in a series of related transactions, with any Person or Persons other than the Equity Investors or their affiliates, pursuant to which such Person or Persons (a) acquire (whether by merger, consolidation, recapitalization, reorganization, redemption, transfer or issuance of capital stock or otherwise) capital stock of Parent (or any surviving or resulting corporation) possessing the voting power to elect a majority of the Parent Board (or such surviving or resulting corporation) or (b) acquire assets constituting all or substantially all of the assets of Parent and its Subsidiaries (as determined on a consolidated basis); provided that such transaction also constitutes a Change in Control.

Section 1.09. “Effective Date” means the date as of which this Plan first became effective, which is April 1, 2014.

Section 1.10. “Employment Agreement” means the Second Amended and Restated Employment Agreement, dated as of February 14, 2014, between the Company, Parent, and the Participant.

Section 1.11. “Equity Investors” means Madison Dearborn Partners, LLC and its related investment funds that hold capital stock of Parent.

Section 1.12. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rulings or regulations issued thereunder.

Section 1.13. “Initial Credit” has the meaning set forth in Section 3.01.

Section 1.14. “Parent” means Mustang Parent Corp., a Delaware corporation.

Section 1.15. “Parent Board” means the Board of Directors of Parent.

Section 1.16. “Participant” means Marc Shore.

Section 1.17. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity and a governmental entity or any department, agency or political subdivision thereof.

Section 1.18. “Plan” means this Multi Packaging Solutions, Inc. Marc Shore 2013 Non-Qualified Deferred Compensation Plan, as it may be amended from time to time in accordance with Section 8.01.

Section 1.19. “Plan Year” means, commencing as of the Effective Date, each April 1 through the next following March 31.

Section 1.20. “Section 409A” means Section 409A of the Code and any regulations or other guidance issued with respect thereto.

Section 1.21. “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

Section 1.22. “Termination Event” means (a) the termination of the Participant’s employment with the Company and its Subsidiaries for any reason, or (b) a Company Sale.

ARTICLE II

Participation

Section 2.01. Designation of Participant. The Company hereby designates the Participant as the sole participant in the Plan, effective as of the Effective Date.

Section 2.02. Duration of Participation. The Participant shall continue to participate in the Plan until the entire amount of his benefit hereunder has been paid by the Company.

ARTICLE III

Benefit Credits

Section 3.01. The Company made a one-time credit to the Account in an amount equal to $44,859 (the “Initial Credit”) as of August 15, 2013.

Section 3.02. Annual Credit. Provided that a Termination Event has not occurred prior to such date, a credit shall be made to the Participant’s Account as of the last day of each Plan Year beginning with the Plan Year ending on March 31, 2015 in an amount equal to $71,500 (the “Annual Credit”). Notwithstanding the foregoing, if a Termination Event (other than the Participant’s termination of employment for Cause) occurs prior to the last day of a Plan Year, a credit for such Plan Year shall be made to the Participant’s Account as of the date of such Termination Event in an amount equal to the Annual Credit pro-rated on an annualized basis based on the number of days that have elapsed through the date of the Termination Event in such Plan Year.

Section 3.03. Interest Credits. The Participant’s Account balance shall be deemed to accrue interest at a rate of 4% per annum (the “Interest Credit”) from and after the Effective Date to and including the first date upon which a Termination Event occurs, which shall be credited to the Participant’s Account as of the last day of any Plan Year during which a Termination Event has not occurred and as of the date of the occurrence of any Termination Event (other than the Participant’s termination of employment for Cause).

ARTICLE IV

Establishment and Maintenance of Participant’s Account

Section 4.01. Establishment of Account. The Committee shall cause a bookkeeping entry, or Account, to be kept in the name of the Participant, which shall reflect the value of the aggregate Initial Credit, Annual Credits and Interest Credits made to the Account by the Committee pursuant to Article III on behalf of the Participant.

Section 4.02. No Right to Account. Neither the Participant nor any Beneficiary shall have a right to receive amounts credited to his Account prior to the occurrence of a Termination Event.

Section 4.03. Designation of Beneficiary. The Participant shall have the right to designate, in the form and in a manner reasonably specified by the Committee, a Beneficiary who is to succeed to the Participant’s contingent right to receive future payments hereunder in the event of the Participant’s death. In case of a failure of designation or the death of a Beneficiary without a designated successor, distribution shall be made to the Participant’s estate. No designation of a Beneficiary shall be valid unless it is in writing and signed by the Participant, dated and filed with the Committee. A Beneficiary may be changed without the consent of any prior Beneficiary.

Section 4.04. Benefits Not Assignable. To the extent permitted by law, the right of the Participant or any Beneficiary in any benefit or to any payment under the Plan shall not be subject in any manner to attachment or other legal process for the debts of the Participant or Beneficiary, and any benefit or payment under the Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance.

ARTICLE V

Payment of Benefits

Section 5.01. Amount and Form of Payment. Upon the occurrence of a Termination Event, the Committee shall determine the value of the Participant’s Account as of the date of such Termination Event. The Committee shall cause to be paid by the Company such amount (net of any applicable withholding taxes) to the Participant or, in the event of the Participant’s death, to his Beneficiary, in a single lump sum cash payment within thirty (30) days after the date of such Termination Event; provided that if the Participant has separated from service in connection with the Termination Event and the Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code), then the Participant shall not receive payment of any amount hereunder until the date which is six (6) months after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant).

ARTICLE VI

Source of Benefits

Section 6.01. This Plan shall be unfunded and all benefits payable under this Plan shall be paid exclusively from the general assets of the Company. To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship.

ARTICLE VII

Administration

Section 7.01. Committee. The Plan shall be administered by a committee designated from time to time by the Parent Board for this purpose. The members of the Committee shall serve without compensation for services as such.

Section 7.02. Powers of Committee. The Committee is authorized to make such rules and regulations as it may deem necessary to carry out the provisions of the Plan. In administering the Plan, the Committee may employ or permit any agents to carry out any of its responsibilities hereunder.

Section 7.03. Actions of the Committee. For purposes of this Article VII, the Committee shall act by majority vote of its members, and any such actions may be taken by a vote at a meeting or in writing without a meeting. The Committee may by such majority action appoint subcommittees and may authorize any one or more of its members or any agent of it to execute any document or documents or to take any other action, including the exercise of discretion, on behalf of such Committee. The Committee may provide for the allocation of responsibilities for the operation and administration of the Plan.

Section 7.04. Plan Records. The books and records to be maintained for the purpose of the Plan shall be maintained by the officers and employees of the Company (or its agents) and subject to the supervision and control of the Committee. All expenses of administering the Plan shall be paid by the Company.

Section 7.05. Limits on Liability. No member of the Parent Board or of the Committee and no officer or employee of the Company shall be liable to any Person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or willful misconduct. The Company shall not be liable to any Person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

Section 7.06. Claims Procedure. If the Participant, a Beneficiary or any other person claiming through the Participant has a dispute as to the failure of the Plan to pay or provide a benefit, as to the amount of benefit paid, or as to any other matter involving the Plan, the person may file a claim for the benefit or relief believed by the person to be due. Such claim must be provided by written notice to the Committee (or its agent designated by it for this purpose). The Committee (or its agent) will decide any claims made pursuant to this Section 7.06.

If a claim made pursuant to this Section 7.06 above is denied, in whole or in part, notice of the denial in writing will be furnished by the Committee (or its agent designated by it for this purpose) to the claimant within ninety (90) days after receipt of the claim by the Committee (or such agent); except that if special circumstances require an extension of time for processing the claim, the period in which the Committee (or such agent) is to furnish the claimant written notice of the denial will be extended for up to an additional ninety (90) days (and the Committee or its agent will provide the claimant within the initial 90-day period a written notice indicating the reasons for the extension and the date by which the Committee or its agent expects to render the final decision). The final notice of denial will be written in a manner designed to be understood by the claimant and set forth (1) the specific reasons for the denial, (2) specific reference to pertinent Plan provisions on which the denial is based, (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (4) an explanation of the claims review appeal procedures including the name and address of the person or committee to whom any appeal should be directed, the time limits applicable to such procedures, and a statement that the claimant has a right to bring a civil action pursuant to Section 502(a) of ERISA following an adverse determination on review.

Any claimant who has a claim denied as described above may appeal the denied claim to the Committee (or its agent designated by it for this purpose). Such an appeal must, in order to be considered, be filed by written notice to the Committee (or such agent) within sixty (60) days of the receipt by the claimant of a written notice of the denial of his initial claim (unless it was not reasonably possible for the claimant to make such appeal within such 60-day period, in which case the claimant must file his appeal within sixty (60) days after the time it becomes reasonable for him so to file an appeal). Such request shall include any and all documents, materials, or other evidence which the claimant believes supports his claim for benefits. If any appeal is filed in accordance with such rules, the claimant, and any duly authorized representative of the claimant, will be given the opportunity to review pertinent documents and submit issues and comments in writing. A formal hearing may be allowed in its discretion by the Committee (or its agent designated by it for this purpose) but is not required. The Committee (or its agent designated by it for this purpose) will consider all documents, materials or other evidence submitted by the claimant, regardless of whether such evidence was considered during the claimant’s initial benefits determination. The claimant may request, free of charge, copies of all documents, records and other information relevant to his claim for benefits.

Upon any appeal of a denied claim, the Committee (or its agent designated by it for this purpose) will provide a full and fair review of the subject claim and decide the appeal within sixty (60) days after the filing of the appeal; except that if special circumstances require an extension of time for processing the appeal, the period in which the appeal is to be decided will be extended for up to an additional sixty (60) days, and the party deciding the appeal will provide the claimant written notice of the extension prior to the end of the initial 60-day period. Such notice shall include an explanation of the special circumstances requiring the extension and the date by which the Committee (or its agent designated by it for this purpose) expects to render the benefits determination. The decision on appeal will be set forth in a writing designed to be understood by the claimant, specify the reasons for the decision and references to pertinent Plan provisions on which the decision is based, and be furnished to the claimant by the Committee (or its agent) within the 60-day period or 120-day period, as is applicable, described above. Such written decision shall also contain (1) information regarding the claimant’s right to request, free of charge, copies of all documents, records or other information relevant to the claimant’s claim for benefits; and (2) a statement that the claimant has a right to bring a civil action pursuant to Section 502(a) of ERISA.

The Committee may prescribe additional rules that are consistent with the other provisions of this Section 7.06, and the scope of the duties assigned to it by the Parent Board, in order to carry out the Plan’s claims procedures.

ARTICLE VIII

Amendment or Termination

Section 8.01. Amendment. The Plan may be amended in whole or in part at any time by the Parent Board as provided in Section 9.04 hereof and may otherwise be amended in whole or in part at any time by the Parent Board with the consent of the Participant. Without the consent of the Participant, no amendment shall decrease the benefits credited to the Account of the Participant as of the later of the effective date of such amendment or the date the amendment is adopted.

Section 8.02. Termination. Upon payment in full of the Participant’s Account under the Plan to the Participant or his Beneficiary, the Plan shall automatically terminate. Prior to such time, the Parent Board may not terminate the Plan without the prior written consent of the Participant.

ARTICLE IX

Miscellaneous

Section 9.01. Plan Not a Contract of Employment. The Plan is not a contract of employment, and the terms of employment of the Participant shall not be affected in any way by the Plan except as specifically provided in the Plan. The establishment of the Plan shall not be construed as conferring any legal rights upon the Participant for a continuation of employment, nor shall it interfere with the right of the Company to terminate the Employment Agreement and to treat the Participant without regard to the effect that such treatment might have upon him as the Participant in this Plan. The Participant (and any Beneficiary of or other person claiming through the Participant) who may have a claim or right under the Plan shall be bound by the terms of the Plan.

Section 9.02. Funding and Interpretation. The Plan is intended to be a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a certain member of management who is a highly compensated employee and its terms shall be interpreted accordingly. Further, the provisions of the Plan shall be administered and enforced according to applicable federal law and, only to the extent not preempted by ERISA, the laws of the State of Delaware. If any provision of the Plan, or the application of any such provision to any Person or circumstances, shall be invalid under any applicable law, neither the application of such provision to Persons or circumstances other than those as to which such provision is invalid nor any other provisions of the Plan shall be affected thereby. The headings and subheadings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. In the construction of the Plan, the singular shall include the plural, and the plural shall include the singular, in all cases where such meanings would be appropriate. Pronouns of a masculine gender shall include the feminine where appropriate.

Section 9.03. Assumption of Obligations. With the consent of the Parent Board, the obligations of the Company under the Plan may be assumed by any other Person to whom the Employment Agreement is properly assigned, in which case such Person shall be obligated to satisfy all of the Company’s obligations under the Plan and the Company shall be released from any continuing obligation under the Plan to the extent the Company is released from continuing obligations under the Employment Agreement. At the Company’s request, the Participant shall sign such documents as the Company may require in order to effectuate the purposes of this Section.

Section 9.04. Plan to Be Construed in Accordance with Section 409A of the Code. This Plan is intended to comply and be construed in accordance with Section 409A and any rulings or regulations thereunder. In the event that (a) the Company determines that there is an ambiguity with respect to any provision of this Plan that could cause such provision to be subject to Section 409A, such ambiguity shall be interpreted and resolved in the manner that the Company deems necessary to avoid the imposition of a tax pursuant to Section 409A, and (b) the Company reasonably determines that any amendment to the Plan is necessary or appropriate in order to avoid the imposition of a tax pursuant to Section 409A, the Company shall have the right to make such amendment, on a prospective or retroactive basis, in its sole discretion; provided that, in the case of clauses (a) and (b), the Company shall endeavor to effect such interpretation or amendment in a manner that will not reduce the benefits credited to the Account and which ensures, to the maximum extent practicable, that neither the Company nor the Participant is otherwise adversely affected by such change.

IN WITNESS WHEREOF, this Plan, as amended, has been executed by the Company on the 14th day of February, 2014.

MULTI PACKAGING SOLUTIONS, INC.

By:	/s/ William Hogan
William Hogan

EXHIBIT C

GENERAL RELEASE

THIS GENERAL RELEASE is entered into             ,     ,          by and between Multi Packaging Solutions, Inc., a Delaware corporation (the “Company”), and Marc Shore (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Executive, in consideration of and subject to the performance by the Company of its obligations with respect to the payment of monies pursuant to [Section 6(    )] of the Employment Agreement, dated as of [●], 2014 (the “Agreement”), by and among the Company, Chesapeake Finance 2 Limited, a company incorporated in England and Wales (“Parent”), Mustang Investment Holdings L.P., a Cayman Islands limited partnership (“Mustang Holdings”) and Marc Shore, and this General Release (the “General Release”), does hereby release and forever discharge as of the date hereof the Company, Parent, Mustang Holdings and their respective subsidiaries and affiliates and all present and former directors, partners, officers, agents, representatives, employees, successors and assigns of the Company, Parent, Mustang Holdings, or any of their respective subsidiaries and affiliates and the Company’s direct and indirect owners (collectively, the “Released Parties”) to the extent provided below.

2. Executive understands that the payments to be made pursuant to [Section 6(    )] of the Agreement represent consideration for signing this General Release and are not salary or wages to which he is otherwise entitled. Executive understands and agrees that he will not receive the payments specified in [Section 6(    )] of the Agreement unless he executes this General Release and does not revoke this General Release within the time period permitted hereafter or breach this General Release or Section 7, 8 or 25 of the Agreement. Such payments will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. Executive also acknowledges and represents that he has received all salary, wages and bonuses that he is otherwise entitled to receive (as of the date hereof) by virtue of any employment by the Company, other than such additional payments which are expressly provided for under [Section 6(    )] of the Agreement.

3. Except as provided in paragraphs 5, 12 and 13 of this General Release and except for the provisions of the Agreement which expressly survive the termination of Executive’s employment with the Company, Executive knowingly and voluntarily (for himself, his heirs, executors, administrators and assigns) releases and forever discharges the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which Executive, his spouse, or any of his heirs, executors, administrators or assigns, may have, which arise out of or are connected with Executive’s employment with, or his separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract, or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). For the avoidance of doubt, this General Release shall not affect any of Executive’s rights under Section 11 of the Agreement. Excluded from this General Release are any rights, claims or obligations that Executive has under the Manager Rollover Subscription Agreement, the Subscription Agreement (Restricted Shares), the Non-Statutory Option Agreement and the Promissory Note, each as entered into by Parent and Executive on August 15, 2013, in accordance with the terms of such agreements.

4. Executive represents that he has made no assignment or transfer of any Claim or other matter covered by paragraph 3 of this General Release.

5. Executive agrees that this General Release does not waive or release any rights or claims that he may have under the Age Discrimination in Employment Act of 1967 which arise after the date he executes this General Release. Executive acknowledges and agrees that his engagement and employment by, and separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6. In signing this General Release, Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Executive expressly consents that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Executive acknowledges and agrees that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to make any payments pursuant to the terms of [Section 6(    )] of the Agreement. Executive further agrees that in the event he should bring a Claim seeking damages against the Company, or in the event he should seek to recover against the Company in any Claim brought by a governmental agency on his behalf, this General Release shall serve as a complete defense to such Claims. Executive further agrees that he is not aware of any pending charge or complaint of the type described in paragraph 3 of this General Release as of the execution of this General Release.

7. Executive and the Company each agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or Executive of any improper or unlawful conduct.

8. Executive agrees that he will forfeit all amounts payable by the Company pursuant to [Section 6(    )] of the Agreement if he challenges the validity of this General Release. Executive also agree that if he violate this General Release by suing the Company or the other Released Parties, he will return all payments received by him pursuant to [Section 6(    )] of the Agreement.

9. Executive agrees that this General Release is confidential and he agrees not to disclose any information regarding the terms of this General Release, except to his immediate family and any tax, legal or other advisor he has consulted regarding the meaning or effect hereof or as required by law, and Executive will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict Executive (or his attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

11. Executive agrees that, as of the date hereof, he has returned to the Company any and all property, tangible or intangible, relating to its business, which was in his possession or control at the time of the termination of his employment (including, but not limited to, company provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that he shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data other than such documents as are generally or publicly known; provided, that such documents are not known as a result of Executive’s breach or actions in violation of the Agreement or this General Release.

12. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof or any other rights or claims Executive may have against the Company or any Released Party arising after the date hereof.

13. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. As set forth in Section 13 of the Agreement, Sections 6 through 26 of the Agreement, inclusive, survived the termination of Executive’s employment and are incorporated herein and made part hereof.

15. In the event that after Executive executes this General Release, the Company, Parent or any of their respective Subsidiaries exercises its set-off rights pursuant to Section 6(g) of the Agreement and thereby reduces the amounts payable to Executive under Section 6 of the Agreement, Executive shall have the right to revoke this General Release and pursue any right he may have with respect to such set-off provided he first returns to the Company any amounts paid to him which were conditioned on his signing this General Release.

BY SIGNING THIS GENERAL RELEASE, EXECUTIVE REPRESENTS AND AGREES THAT:

A. HE HAS READ IT CAREFULLY;

B. HE UNDERSTANDS ALL OF ITS TERMS AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963 AND THE AMERICANS WITH DISABILITIES ACT OF 1990;

C. HE VOLUNTARILY CONSENTS TO EVERYTHING IN IT;

D. HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND HE HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION HE HAS CHOSEN NOT TO DO SO OF HIS OWN VOLITION;

E. HE HAS HAD AT LEAST 21 DAYS (OR 45 DAYS, AS REQUIRED BYLAW) FROM THE DATE OF HIS RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON             ,     ,          TO CONSIDER IT AND THE CHANGES MADE SINCE THE             ,     ,          VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY (OR 45-DAY, AS APPLICABLE) PERIOD;

F. THE CHANGES TO THE AGREEMENT SINCE [●] EITHER ARE NOT MATERIAL OR WERE MADE AT HIS REQUEST.

G. HE UNDERSTANDS THAT HE HAS SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED WITHOUT NOTICE OF ANY SUCH REVOCATION HAVING BEEN RECEIVED BY THE COMPANY;

H. HE HAS SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE HIM WITH RESPECT TO IT; AND

I. HE AGREES THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY HIMSELF.

IN WITNESS WHEREOF, the parties hereto have executed this General Release on the date(s) indicated below.

MULTI PACKAGING SOLUTIONS, INC.

By:	Dated:
Name:
Title:

Dated:
Marc Shore